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                                                            Exhibit (a)(1)(viii)

To:      Leap Option Exchange Participant
From:    Leap Stock Administration Department
Re:      Rights Letter

Date:    December __, 2001

         Thank you for your submission of the Form of Election Concerning Exchange of Stock Options. We confirm with this letter that we accepted for exchange and cancelled your tendered options on December 18, 2001. Subject to your continued employment and other terms of the Offer to Exchange, dated November 20, 2001, you now have the right to receive one or more new options entitling you to purchase an aggregate of ___ shares of our common stock with an exercise price equal to the last reported sale price of our common stock on the Nasdaq National Market on the replacement grant date, as reported by the Nasdaq National Market. We will issue this new option grant to you as promptly as practicable on or after June 19, 2002.

         If you have any questions about the option exchange program, please direct them to optionexchange@leapwireless.com. Thank you.